LICENSING AGREEMENT

THIS AGREEMENT is made and entered into as of January 4, 1994 by and between TRB SYSTEMS INC., a New York corporation ("Licensor"), and SINO-DANISH ENTERPRISES CO. LTD., a TIANJIN CHINA CORPORATION (Licensee).

WITNESSETH

WHEREAS, Licensor is the owner by assignment and otherwise of all right, title, and interest in and to U.S. Patent No.4,630,839 issued on December 23, 1986 (the "U S Patent"); and

WHEREAS, Byung D. Yim, the President of Licensor and a New Jersey resident, is the owner by assignment and otherwise of all right, title and interest in and to China Patent No.12666 issued granting a license to Licensor in respect of the China Patent which includes the right of Licensor to sublicense the rights thereunder (the U S Patent and the China Patent being collectively the "TRB Patent"); and

WHEREAS, Licensee desires to obtain from Licensor a license to manufacture certain bicycles applying the TRB Patent (the "TRB" Patent Bicycles) in municipalities of Tianjin, China for the sole purpose of selling them back to Licensor under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing promises and mutual covenants set forth herein, the parties hereto agree as follows:

Section 1. License Grant.

1.0. The price of "LOW PRICED TRB PATENT BICYCLES", left blank in the agreements to be negotiated between Licensor and licensee and a price, agreed to be acceptable by both, inserted into the agreement where blanks exist.

1.1. Licensor hereby grants to Licensee a license to manufacture TRB Patent Bicycles to the extent that the unit Purchase Price (as defined in Section 7 below) of which bicycles shall not exceed U.S. C.N.F. (Cost, not including insurance, plus freight) New York of any east coast port of the United States (such or below price TRB Patent Bicycles being collectively the "Low
Priced TRB Patent Bicycles"; and over $   price TRB Patent Bicycles being
collectively the "High Priced TRB Patent Bicycles"), in municipalities of Tianjin China for the sole purpose of selling them back to Licensor under the terms and conditions set forth herein.

1.2. In the event that Licensor or its assigns sells Low Priced TRB Patent Bicycles, Licensee shall be the sole manufacturer in China for export of Low Price TRB Patent Bicycles sold exclusively to Licensor,

1.3. In the event that Licensor or its assigns receives a bona fide proposal to manufacture TRB Patent Bicycles for sales in China during the term of this Agreement, and the proposal is acceptable to Licensor, Licensor shall give Licensee the right to manufacture the TRB Parent Bicycles for sales in China; on the same terms and conditions as proposed to Licensor. This right shall be given by a written notice to Licensee of the foregoing proposal, requiring Licensee to accept the proposal in writing and to sign a suitable contract within 14 days after receipt of such notice. The failure of Licensee to accept; the proposal and to sign the contract within the foregoing period shall be at liberty to enter into an agreement with the person or entity who made the proposal.

1.4. Notwithstanding Section 1.2 above, Licensor hereby reserves the right to grant a license to any person. company or any other legal entity to manufacture Low Priced TRB Patent Bicycles in any country other than China for the purpose of domestic sales only in such licensed country.

1.5. The license granted hereunder shall not include any of the following rights:


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i)     the right to manufacture High Priced TRB Patent Bicycles;
ii) the right to manufacture Low Priced TRB Patent Bicycles for sales in China, except the right of first refusal specified in Section 1.3;
iii)   the right to sell to any person other than Licensor; and
iv)    the right to sell or export any or all the exclusive Transbar
v) Power components (as defined in Section 3.2 -below) or parts thereof other than to Licensor.

Section 2. Expenses.

Licensee shall be fully responsible for all expenses incurred to make TRB Patented Bicycles and special parts, including but not limited to molds, tooling, machinery and equipment.

Section 3. Technical Assistance.

3.1. TRB Samples. Licensee hereby acknowledges that it has received one sample of the TRB Patent Bicycles and has been allowed to disassemble this sample bicycle for the sole purpose of manufacturing preparation. Licensor shall furnish to Licensee one more samples of the TRB Patent Bicycles or TRB special parts only free of cost within 30 days of the signing of this Agreement (such sample bicycles collectively being the "TRB Samples")

3.2. Transbar Power Technical Documents. Within 30 days of the signing of this Agreement Licensor shall furnish to Licensee copies of all the technical drawings and documents in its possession necessary for Licensee to manufacture the special components, i.e. the Transbars, Free Wheel Hub
Unit and See Saw Idler (collectively the "Transbar Power Components") as illustrated in Exhibit A hereto, of the TRS Patent Bicycles (such technical drawing and documents collectively being the "Transbar Power Technical Documnents").

3.3. Specifications of General Components and Styling.
Within 30 days after arrival of the TRB Technician or nominated person (as defined below)at Licensee's office located at No. 16, Bo Hai Road.
TEDA, Tianjin, China, Licensor shall decide, after consultation with Licensee the specifications of components other than the Transbar
Power Components (the "General Components") and the styling of the TRB Patent Bicycle:.

3.4. Technician.

3.4.1. Within 45 days of the signing of this Agreement, Licensor shall send one skilled and competent technician or nominated person (the "TRB Technician") to Licensee to advise on the manufacture of the TRB Patent Bicycle.

3.4.2. As soon as practical, Licensor shall inform Licensee of the TRB Technician's name, date of birth, nationality, specialty and knowledge of foreign language so that Licensee can make the necessary visa arrangements for the TRB Technician.

3.4.3. The TRB technician shall work at Licensee's factory in Tianjin, China for a mutually agreeable period, or as long as required, and shall work forty-four hours per week, i.e. eight hours per day during weekdays and four hours on Saturday.

3.4.4. Licensee shall provide the TRB Technician free of charge with appropriate meals, hotel accommodation, and office suitable to his position, the necessary working facilities and transportation in China. International travel and salary will be the responsibility of Licensor.


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3.4.5. During his stay in China, the TRB Technician shall follow the laws of China.

3.4.6. During the period of time this Agreement is in effect, Licensee shall take all necessary measures to provide the T R B
Technician with a safe working environment and safety in respect of his stay in China.

Section 4. Quality Standards.

4.1. Licensee hereby guarantees that the TRB Parent Bicycles will be manufactured and assembled in strict compliance with the quality standards set forth below (the "Quality Standards").

4.1.1. The Transbar Power Components to be manufactured by Licensee must meet the specifications and quality standards set forth in the Transbar Power Technical Documents and a certain quality control and test procedures manual (the "QC and Test Manual"), a copy of which manual is attached hereto as Exhibit B.

4.1.2. The General components to be manufactured by Licensee must meet the specifications, requirements and quality standards set forth in the JIS, ISO and United States Consumer Product Safety Regulations applicable to the bicycles.

4.1.3. The whole assemblies of the TRB Patent bicycles to be manufactured and assembled hereunder shall meet the standards set forth in the QC and Test Manual, and in additional shall meet the specifications requirements and quality standards set forth in the JIS,lSO abd United States Consumer Product safety Regulations, applicable to the bicycles.

4.2. Licensor may, at its option, send one or more quality control experts (the "QC expert(s)"), whether employees of Licensor or independent agents, to Licensee to monitor and supervise the quality control process at Licensee's factory. Licensee hereby guarantees that any reasonable instructions of the QC Experts to improve quality of the TRB Patent
Bicycle or their components shall be immediately executed.

4.3. Licensor may, at its option, send one or more inspectors (the "Inspector(s)") to Licensee to inspect the TRB Patent Bicycles prior to being packed for shipment to Licensor. In the event that there is no Inspector at Licensee's factory sent by Licensor. Licensee shall inspect with its best efforts to ensure the required quality.

4.4. QC Experts and Inspectors' full costs, including but not limited to, travel, meals accommodation, visas and salary shall be the responsibility of the Licensor. In the event that the Technician (Section 3.4.) be used to act in the capacity of QC Expert and Inspector, during his working in China, providing that no extension to the previously agreed period of his stay is required, the terms in Section 3.4.4 shall apply.

Section 5. Manufacturing Preparation

5.1. Within 60 days after arrival of the TRB Technician or a mutually agreed date, Licensee shall produce at least 50 sets of the Transbar Power Components and General Components meeting the Quality standards.

5.2. Within 70 days after arrival of the TRB Technician or 10 days after the mutually agreed date, Licensee shall produce 50 samples of the TRB Bicycles; each of which samples shall meet the Quality Standards.

5.3. Immediately after production of 50 samples, Licensee shall begin to test 20 samples in China under supervision of the TRB Technician or Nominated Person in accordance with test procedures set forth in a certain road test manual (the "RoadTest Manual"), which will be provided to Licensee within 45 days after arrival of the TRB Technician or dominated personnel


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in accordance with test  procedures set forth in a certain road test manual
(the "RoadTest Manual"),which will be provided to Licensee within 45 days after arrival of the TRB Technician or a Mutually agreed date and such other tests as Licensor may determine, and shall ship simultaneously to Licensor by air the remaining 30 samples to be tested commencing immediately upon receipt by Licensor in the United States (such 30 samples being referred to as the "US Test Samples") in accordance with the RoadTest Manual and such other tests as Licensor may determine.

5.4. Within 30 days after receipt by Licensor of the US Test Samples, Licensor shall notify Licensee in writing as to Licensor's approval or disapproval of the foregoing 50 samples. If Licensor disapproves, Licensor shall specifically set forth all the problems found during the tests, and Licensee, with technical support of Licensor, shall cure all the problems within 30 days after such notification. The expense of corrective changes will be born by, the Licensor for design defects, and the licensee for on and assembly defects. Licensee shall then submit
20 units of new samples to Licensor for its approval in accordance with this
Section 5.4.

5.5. Licensor shall bear the expenses of testing the foregoing samples in the United States and the air freight charges for the US Test Samples, and
shall pay for the foregoing samples at $   F. 0. B. China, per unit. This
price is to be negotiated between Licensor and licensee and inserted into the agreement within 30 days of the date of this agreement. Licensee shall bear the expenses of testing the foregoing samples in China.

Section 6. Purchase-back.

6.1. Licensor shall issue a confirmation of purchase (the "Confirmation of Purchase") to Licensee to purchase back the TRB Patent Bicycles from Licensee. Upon receipt by Licensee of a Confirmation of Purchase and an irrevocable documentary letter of credit covering each Confirmation of Purchase, Licensee shall manufacture and deliver the TRB Patent Bicycles in accordance with the terms and specifications of each Confirmation of Purchase and this Agreement. If the terms and conditions of this Agreement and a Confirmation of Purchase conflict, the terms and conditions of the agreement shall prevail.

6.2. Licensor agrees to issue its Confirmation of Purchase Order and letter of credit at least 30 days prior to shipment date. During the start-up phase of business the purchase order and letter of credit shall be issued 60 days prior to requested shipment date.

6.3. All TRB Patent Bicycles shall bear a Certain trademark, the details of which include the design and art-work along with permit will be provided by Licensor to licensee within 70 days of the signing of this Agreement (the "TRB Trademark").

6.4. If in the first year the Licensor fails to issue a confirmation of Purchase order and letter of credit The Licensor shall reimburse the Licensee in the amount of USD300,000 to cover mold, manufacturing tools and all costs. The licensee on receipt of this payment hereby agrees to transfer and assign to Licensor the ownership of all foregoing manufacturing tools on the termination of this agreement.

Section 7. Purchase Price.

The purchase price of the TRB Patent Bicycles to be manufactured and purchased back hereunder shall be the manufacturing cost of Licensee plus a reasonable profit and the cost of packing and shipping equivalent to New York port(s) (the "Purchase Price "), which will be determined within 7 Days after completion(of first volume mass production of the foregoing based on a mutually agreeable calculation method; provided, however, that in any event the Purchase Price shall not exceed U.S.
C&F equivalent New York port (s), per unit, which maximum price


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shall be valid during the three-year period commencing the
date of completion of production of the foregoing 50 samples. The price excludes currency exchange rate fluctuations in excess of more than 5%, the changes of price due to these exchange rate fluctuations requires a 90 day period of notification.

Section 8. Defective Bicycles

Except for defects in the design of the Transbar Power Components, Licensee shall be responsible for any defects in the TRB Patent Bicycles, as to which defects Licensee shall, at its expense, replace the defective components or it the replacement of the defective components is not economical or does not cure the defects, the whole units of the TRB Patent Bicycles.

Section 9. Indemnification.

9.1. Licensee shall indemnify, defend and hold harmless Licensor and its directors, officers, employees and agents from and against any and all claims, losses, liabilities , and expenses, including reasonable attorneys' fees, arising out of claims alleging personal injury, death, or property damage resulting from manufacturing and assembling defects in the TRB Patent Bicycles not resulting from the gross negligence or willful misconduct of Licensor.

9.2. Licensor shall indemnify, defend and hold harmless Licensee and his directors, officers, employees and agents from and against any and all claims, losses, liabilities, and expenses, including reasonable attorney's fees arising out of patent or trademark infringement claims under this Agreement provided that nothing hereunder shall be construed to obligate Licensor to defend, indemnify or hold harmless Licensee against patent or trademark infringement claims brought against Licensee arising ou of acts taken by Licensee not required by this agreement or not approved by Licensor in writing. Licensor may however, elect to defend any such action, in which case Licensee shall reimburse to Licensor the actual expenses incurred by Licensor. If Licensor elects not to defend. Licensee may, with the consent of Licensor, defend such action at its own expense. Licensee shall not settle any such action without the written consent of Licensor.

9.4 The obligations of Licensor stated in Section 9.3 above apply only if
(i) Licensee shall promptly inform Licensor in writing of any claim within the scope of Section 9.3, (ii) Licensor is given exclusive control of the defense of such claim and all negotiations relating to its settlement, and (ii) Licensee shall assist Licensor in all necessary respects in the conduct of the suit.

9.5 This section shall survive for a period of five years after termination of this Agreement.

Section 10. Protection Guarantee. Licensee has negotiated an agreement with TIANJIN ECONOMETIC-TECHNOLOGICAL DEVELOPMENT AREA (TEDA) INDUSTRIAL INVESTMENT COMPANY to guarantee and be responsible for licensee'e obligation not to infringe the TRB Patent or the TRB trademark and not to breech licensee's obligation of Confidentiality set forth in Section 13 hereof. Such guarantee protection will include TEDA assisting Licensor to defend any violation and protect Licensor's interests, including covering all legal fees, out of pocket expenses and losses and to be responsible and accountable for violations that maybe committed by the Licensee.

Section 11. Insurance. Licensee shall maintain, with an insurance company reasonably acceptable to Licensor, a policy or policies of comprehensive general liability insurance (including product liability coverage) with limits if not less than $1 million or other mutually agreed amount or each occurance which policy or policies shall name Licensor as an additional insured and shall provide that the insurer give Licensor


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thiry days prior written notice in the event of any material change in, cancellation, termination, or non-renewal of such policy or policies. Licensee shall deliver to Licensor, within 10 days prior to completion of production of 50 samples, a certificate of insurance evidencing such coverage. This section shall survive for a period of three years after termination of this Agreement.

Section 12. Parts. As soon as practical, but not later than 7 days after completion of production of 50 samples, Licensee shall supply a mutually agreeable price list of replacement parts for the TRB Patent Bicycles and further agrees that such replacement parts shall be available to Licensor for purchase during the term of this Agreement and for a period after the date the last of the TRB Patent Bicycles is produced (i) of two years for cosmetic and non-functional parts and (ii ) three years for functional parts.

Section 13. Confidentiality

13.1. Any and all of the Transbar Power Technical Documents, the QC and Test Manual, the RoadTest Manual, Other technical in formation contained therein, technology and technical information obtained through disassembling of the TRB Samples, and other technical documents and information generated by Licensee with respect to the TRB Patent Bicycles, whether obtained before or after the execution of this Agreement (collectively the "TRB Confidential Information"), shall be held in strict confidence.

13.2 Any and all of the TAB Confidential Information shall not, directly or indirectly, be divulged, disclosed or communicated to any other person or entity or used for any purposes other than those expressly contemplated by this Agreement.

13.3. Licensee shall require each of employees and consultants of Licensee having access to the TRB Confidential Information to enter into an agreement whereby each such employee or consultant agrees to hold the TRB Confidential Information in strict confidence at all times, and agrees not to compete with Licensor by manufacturing or working on bicycles which are covered by the claims of the TRB Patent, either during his, her or its employment or engagement and for a five-year period thereafter, or, in the rceable, then a reasonable period as agreed by a proper Judicial body.

13.4. In the event this Agreement is terminated, than Licensee shall immediately return to Licensor any and in whatever form (Including electronic form). In the possession of Licensee, its employees, consultants or any entity or person to whom Licensee has provided the TRB Confidential information.

13.5. In the event of a violation or breach of this Section 13 by Licensee, or its employees or consultants. Licensor shall have the specific right to enforce the provisions of this Section 3; and to commence an action with respect thereto, in Licensee's name and stead, if License for any reason elects not to enforce such provision.

13.6. This Section 13 shall survive for a period of five years after termination of this Agreement.

Section 14.  Non-Competition.

Licensee hereby guarantees that, for the life of the TRB Patent, Licensee shall not be directly or indirectly engaged in the promotion, handling or selling of any bicycles, bicycle parts or other TRB-related products which are covered by the claims of the TRB Patent, unless the prior Written consent of Licensor has been first secured.

Section 15.  Infringement Action.

In the event that the TRB Patent or TRB Trademark is infringed by any third party In the United States or China, Licensee shall notify Licensor, and Licensor may, if it chooses, bring suit to enjoin such infringement.


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In the event Licensor elects not to bring such suit Licensee may bring such suit upon advice to, and with written consent of Licensor. Licensee shall not settle any such suit without written consent of Licensor; provided, however, that Licensor shall not unreasonably withhold such consent.

Section 16. Improvements

16.1. Licensee shall require each of the employees and consultants of Licensee having access to the TRB Confidential Information to enter into an agreement with Licensee, in form and substance satisfactory to Licensor, whereby each such employee or consultant agrees to assign to Licensee the entire right, title and interest in and to any and all inventions, concepts, ideas, processes, and technology information relating to the TRB Patent Bicycles, or relating to or useful in the, manufacture of (collectively "Inventions and Know-How"), made by him or her or it whether during the course of his, her or its employment or engagement by Licensee and during a five-year period thereafter.

16.2. Licensee shall promptly assign to Licensor. any Inventions and Know-How that are made or acquired by Licensee or its employees or consultants during the term of this Agreement and during a period of five years following the termination of this Agreement.

16.3. Licensor shall have the exclusive right and option to file and perfect any and all patent applications embodying or arising out of the Inventions and Know-How in China, the United States and elsewhere, in the name of the Licensor and to that end shall have the right to receive and inspect all drawings, plans, models, specifications and worksheets relating thereto and to interview any and all of licensee's employee and associated personnel and organizations having knowledge thereof. Licensee shall retain a license to use the Inventions and Know-How on the TRB Patent Bicycles for the purpose of manufacturing the TRB Patent Bicycles pursuant to this Agreement, without additional payments to Licensor.

Section 17. Term and Termination

17.1 Except to the extent provided herein with respect to the survival of certain provisions following termination of the Agreement, unless terminated earlier pursuant to Sections 17.2 hereof, this Agreement shall continue in force for a period of five years from the date of this Agreement, and thereafter shall be renewed on mutually agreeable terms and conditions for additional successive one-year period unless one party gives the other notice of its intention to terminate no later than 90 days prior to the expiration of the term hereof or of any renewal period.


17.2. If any party shall at any time default in fulfilling any of the its material obligations hereunder, and such default shall not be cured within 30 days after written notice thereof is given by other party to the defaulting party, the other party shall have the right to terminate this Agreement by giving written notice of termination to the defaulting party; this Agreement thereby being terminated 30 days after such notice of termination.

Section 18. Notices. All notices and other communications provided for hereunder shall be in writing and registered air mail or delivered by international courier or transmitted by fax. If to


Licensor, at TRB systems Inc., 354 Eisenhower Parkway, Suite No.26, Livingston, New Jersey 07039, Fax No.207-392-5577, Attention: Byung D. Yim; if to Licensee, at its address at Sino-Danish Enterprises Co. Ltd., Tianjin, China, Fax No.-0225325359, Attention of Mr. GUO SHOU ZH ENG, or as to either party at such other address as is designated by such party in a written notice to the other party. All such notices and other communications shall be effective (a) on the 10 day after registered express air mailing, postage pre paid, or (b) on the 10 day after deposit with a recognized international courier service providing written receipt of delivery, or (c) on the 3rd day after transmitting by fax; provided that any notices sent by fax shall be followed by a "hard" copy sent by courier or mail in accordance with (a) or (b) above, but without affecting the effective date of receipt of the notice sent by fax.


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Section 19. Miscellaneous

19.1 Amendments. This Agreement may not be changed, amended, or modifyed except by a writing signed by the parties hereto.

19.2 Waiver. The waiver by either party hereto of any right hereunder, or of the failure to perform or breach by the other party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party, whether of a similar nature or otherwise.

19.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York.

19.4  Consent to Jurisdiction.

19.4.1 Licensee hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the New York County in any action or proceeding arising out of or relating to this agreement. Licensee hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Licensee agrees that a final judgment of any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

19.4.2 Nothing in this Section shall affect the right of the Licensor to bring any action or proceeding against either Licensee or its property in the courts of any other jurisdictions.

19.5. Entire Agreement. This Agreement (together with the Exhibits hereto) constitutes the entire agreement and understanding by the parties hereto as to the subject matter of this Agreement, and merges aqll prior discussions by and between them.

19.6 Severability. Any provision of this Agreemnet which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

19.7 Successors and Assigns. This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable or delegable by any party without the prior written consent of the other party.

19.8. Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

19.9. Execution Counterparts. This Agreement maybe executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.



Licensor:                                 Licensee:
TRB SYSTEMS INC.                 SINO-DANISH  ENTERPRISES CO. LTD.
/s/Byung Yim/s/, President        /s/illegible/s/, President

TIANJIN WORLDWIDE INC.           By /s/illegible/s/, President and Chairman


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